UNITED STATES
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CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)
JCP INVESTMENT PARTNERSHIP, LP JCP SINGLE-ASSET PARTNERSHIP, LP JCP INVESTMENT PARTNERS, LP JCP INVESTMENT HOLDINGS, LLC JCP INVESTMENT MANAGEMENT, LLC JAMES C. PAPPAS BRETT W. FRAZIER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP Investment Management”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of JCP Investment Management’s slate of two highly-qualified director nominees to the Board of Directors of Casella Waste Systems, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

FOR IMMEDIATE RELEASE

JCP INVESTMENT MANAGEMENT DELIVERS OPEN LETTER TO CASELLA’S BOARD OF DIRECTORS AND RELEASES DETAILED INVESTOR PRESENTATION

Highlights Serious Concerns with the Company’s History of Underperformance and Poor Corporate Governance

Believes New, Highly-Qualified and Independent Directors Should be Added to Casella’s Board

Stresses Importance of Direct Shareholder Representation

HOUSTON, Sept. 10, 2015 – JCP Investment Management, LLC (together with its affiliates, “JCP”), and the other participants named herein, collectively own approximately 5.7% of the issued and outstanding Class A shares of Casella Waste Systems, Inc. (“Casella” or, the “Company”) (CWST).  Today, JCP sent an open letter to Casella’s Board of Directors (the “Board”) and filed a detailed investor presentation with the Securities and Exchange Commission in connection with its campaign to elect two highly-qualified directors, Brett W. Frazier and James C. Pappas, to the Board at the 2015 Annual Meeting.

In the presentation, JCP outlines in detail its views regarding why immediate change is necessary at Casella, including the Company’s history of poor operating and stock price underperformance versus peers and the overall market under the direction of the current management team and Board.

The Investor Presentation is available on the SEC’s website and at the following link: http://www.sec.gov/Archives/edgar/data/911177/000141588915003029/ex992prec14a08569015_091015.pdf.

The full text of the letter follows:

September 10, 2015

Dear Members of the Board:

JCP Investment Management, LLC (“JCP”) currently owns 2,286,670 Class A shares or 5.72% of the issued and outstanding Class A common stock of Casella Waste Systems, Inc. (“Casella” or, the “Company”), making us one of the Company’s largest public shareholders.  We are long-term shareholders and have been investing in Casella since 2010.1

JCP is an investment firm focused on investing across the capital structure primarily in North America.  We have a track record of significant value enhancement at companies in which we have become involved, and at which we have gained representation on the Board.

For the last 5 months, we have attempted to communicate constructively with the Board of Directors of Casella (the ”Board”) regarding the Company’s poor operational and financial performance, archaic corporate governance, and capital structure that undermine the rights of public shareholders while giving disproportionate voting power to Chairman and CEO, John Casella, and his brother Vice Chairman, Doug Casella.

Our hope was that we could have worked constructively with the Board to add Class A shareholder representation in the boardroom and improve the Board with the experience and perspective that will lead to decisions that tackle the fundamental problems, while protecting the rights of public shareholders and enhancing the value of the public shareholders’ investments.

Unfortunately, our attempts to date have been flatly rejected by the Board, which never even made a counterproposal for an amicable resolution.  Instead, the Board’s apparent strategy has been to implement tangential changes, which were clearly reactive to our involvement but short of addressing the core problems.

Casella has underperformed for over a decade under the leadership of John Casella, a veteran of 18 years, as Chairman and CEO.  It is astonishing that a public company CEO who has overseen the Company’s stock plummet from $18 a share at its IPO in 1997 to $6.60 today could keep his post after 18 years of underperformance.  It is clear to us that the only plausible explanation is that from his position as a Chairman and, together with his brother, a holder of all the supervoting Class B stock that entitles him and his brother to more than 22% of the combined voting power, John Casella has ensured his position with the Company and jeopardized the Board’s primary responsibility of holding management accountable, which has lead to over a decade of underperformance.  Chairman and CEO Casella’s rule over the Company has been at the expense of the public shareholders who have suffered and continue to suffer significant losses during his tenure.

Despite their Class B shares supervoting rights, since Casella’s has diluted the Class A shares from approximately 10.5 million shares to nearly 40 million shares – the Class A shares NOW have a chance to make a change difference.  The 10:1 voting power of the Class B shares is not enough to insulate the management team from poor performance

Casella has a strong position in the Northeast market.  By replacing Chairman and CEO John Casella with a proven leader, we believe Casella can create meaningful value for its shareholders.
____________________
1 Note: the shares owned by JCP include options to purchase 25,000 shares of the Company’s Class A common stock.

In the following pages, we describe in greater detail:

1.	A troubling history of underperformance and mismanagement under Chairman and CEO John Casella, making immediate Board and CEO change necessary;

2.	Our concerns around related party transactions and a capital structure that entrenches Chairman and CEO John Casella while undermining the rights of the public shareholders; and

3.	Why JCP’s track record of significant value creation is highly relevant to helping Casella overcome its current challenges.

1.	A Troubling History of Underperformance and Mismanagement Under Chairman and CEO John Casella

Under the leadership of Chairman and CEO John Casella, Casella has produced a negative return for shareholders over 10 years and since the IPO.  Simply stated, we have lost all faith in Chairman and CEO John Casella’s ability to lead this large, increasingly complex company.

Shareholder Returns Have Suffered Dramatically Under Chairman and CEO John Casella

Casella’s stock has produced negative 48% returns over 10 years and dramatically underperformed the Company’s peers and the S&P 500 index over the last 5- and 10- Years periods.

Capital Allocation Has Been Atrocious Under Chairman and CEO John Casella

Profitability has not followed with incremental cash outlays.  It is surprising to us that the Board has complacently allowed Chairman and CEO John Casella to spend more than $770 million over the last 10 years in capital expenditures with no resulting increase of earnings power.

Excessive Leverage and Class A Stock Dilution Have Been Rampant Under Chairman and CEO John Casella

Chairman and CEO John Casella’s use of excessive leverage over the last several years has not produced incremental earning power.  Along with continuously increasing leverage, Chairman and CEO John Casella also continues to take actions that dilute public shareholders year after year.

Broken Promises and Consistently Missed Guidance Under Chairman and CEO John Casella

We are struck by the dramatic magnitude by which Chairman and CEO John Casella has consistently missed his own announced long-term targets.  The following table shows that Chairman and CEO John Casella has been putting out the same targets since 1999.

As shown in the previous chart, Chairman and CEO John Casella has clearly struggled to hit long-term targets.  We are concerned with the newest “guidance” that the Company has issued.  In 1999, the Company issued its first guidance of Revenue, EBITDA and EPS.  Since then, Chairman and CEO John Casella has chronically missed projections and has yet to meet any of his targets.  Companies that chronically miss targets and fail to produce growth, while their peers do both, typically change management.  Yet, this Board has failed to hold management accountable for its mistakes and shows no sign it plans to do so.

Immediate Board and CEO Change are Necessary in Order to Halt the Value Destruction

We believe that the Company’s earnings potential is not being achieved due to poor leadership.  Casella possesses recurring cash flows, talented employees and strong assets with the ability to grow.  We firmly believe that in order to improve Casella’s performance, the Board must be reconstituted to include direct representatives of the public shareholders who have the commitment and discipline to hold management accountable.

2.	Our Concerns Around Related Party Transactions and a Capital Structure that Entrenches Chairman and CEO John Casella while Undermining the rights of the Public Shareholders

During the past 10 years, the Company has paid more than $80 million to Casella Construction, Inc. (“Casella Construction”), a company of which John Casella is both a director and executive officer and his brother Doug Casella is President.  We see a clear conflict with the Casella brothers controlling the entities on both ends of these expensive transactions for Casella shareholders.  We wonder how the best interests of the public interests are adequately protected when the Casella brothers siphon this large amount to their affiliated entity?  For context, the +$80 million paid to Casella Construction over the course of a decade represents a third of the current market cap of the Company.  Those exorbitant amounts on both absolute and relative basis have continued to be paid to Casella Construction, even as the Company’s shareholders have suffered significant losses over the same period in which John Casella has run the Company.

Worse, for many years, the Company led by Chairman and CEO John Casella paid Vice Chairman Doug Casella a salary of more than $100,000, and in some years $200,000, from a subsidiary of the Company.  The Casella-led Board also authorized a loan from the Company to the former COO of the Company in the amount of nearly $1 million.  That loan was made at the prime rate, while the Company was borrowing more expensively at significantly higher rates.  It is concerning both that Chairman and CEO John Casella would allow the Company to borrow at a higher rate than he is lending and without a maturity and that the rest of the Board would complacently go along with these self-serving activities.  This persistent pattern of costly related party transactions raises serious questions as to whether John Casella’s actions appropriately place the best interests of public shareholders above his personal interests and those of other insiders.

Chairman and CEO John Casella’s grip on the Board and the Company has been aided by the Company’s dual class stock structure that creates a gap between the economic investment of shareholders and their voting power.  The Class B shares, which have 10 votes per share, are 100% held by Chairman and CEO John Casella and, his brother and Vice Chairman of the Company, Doug Casella.  The Class B shares entitle the Casella brothers to more than 20% of the voting power of the Class A and Class B combined.  This unbalanced capitalization structure effectively allows insider control with a lesser economic stake in the Company and significantly impairs the rights of public shareholders.  Together the supervoting rights, and the combined Chairman and CEO roles give John Casella undue influence over the Company, ensure his longevity despite chronic failures, and drive deep misalignment between his interests on the one hand and those of the public shareholders on the other.

3.	JCP’s Capabilities and Record of Value Creation Are Highly Relevant to Casella’s Current Challenges

Casella now finds itself in a predicament – lack of leadership who can create value, a poorly-aligned board and a 10 year track record of value destruction.  Shareholders can no longer afford to watch in silence as the Company languishes due to CEO John Casella’s poor performance and the Board’s failure to hold the CEO and management accountable.  JCP has the experience and alignment of interest required to fix Casella’s problems.

JCP is Seeking Real Change on the Board of Casella with the Addition of Candidates Who Have the Commitment and Discipline to Fight for the Right of Public Shareholders

JCP has nominated and intends to seek the election of James Pappas and Brett Frazier to the Board at the upcoming Annual Meeting of shareholders of Casella.  Messrs. Pappas and Frazier have the skill sets and commitment to protect shareholder rights and shareholder value.  Our recent communications with the Board have persuaded us that the pervasive and blatant disregard for shareholder input and subservient attitude to John Casella plague the current Board and render it incapable of fixing the core issues facing the Company.

JCP is Prepared to Identify Potential Replacement CEO Candidates

JCP has replaced sitting Chairman and/or CEOs in the past at The Pantry and Morgan’s, respectively, and is prepared to do the same at Casella.  Our diligent and long term work at The Pantry and Morgan’s produced a significant amount of value for shareholders.  Both of these situations took significant time and effort.  We are prepared to work just as hard this time.

*           *           *

The dismal operating performance under Chairman and CEO John Casella’s leadership, the deeply concerning related party transactions and the lack of accountability of both the Board and CEO all solidify our view that material change in executive leadership and corporate governance are immediately required at Casella.

Casella has significant value creating opportunities and talented employees.  With the right leadership, alignment of interests, and governance structures in place, we are confident that the Company can deliver substantial value for all stakeholders.

Sincerely,

James C. Pappas

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JCP Investment Partnership, LP, collectively with its affiliates and the other participants named herein (the “Group”), have filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2015 annual meeting of stockholders of Casella Waste Systems, Inc. (the “Company”).

JCP INVESTMENT MANAGEMENT STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are JCP Investment Partnership, LP (“JCP Partnership”), JCP Single-Asset Partnership, LP (“JCP Single-Asset”), JCP Investment Partners, LP (“JCP Partners”), JCP Investment Holdings, LLC (“JCP Holdings”), JCP Investment Management, LLC (“JCP Management”), James C. Pappas and Brett W. Frazier.

As of the date hereof, JCP Partnership beneficially owns 1,571,819 shares of the Company’s Class A common stock. $0.01 par value per share (“Common Stock”), including 12,500 shares of Common Stock underlying certain call options exercisable within sixty (60) days hereof.  As of the date hereof, JCP Single-Asset beneficially owns 714,851 shares of the Common Stock, including 12,500 shares of Common Stock underlying certain call options exercisable within sixty (60) days hereof.  As the general partner of each of JCP Partnership and JCP Single-Asset, JCP Partners may be deemed to beneficially own the 2,286,670 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  As the general manager of JCP Partners, JCP Holdings may be deemed to beneficially own the 2,286,670 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  As the investment manager of JCP Partnership and JCP Single-Asset, JCP Management may be deemed to beneficially own the 2,286,670 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.  As the sole member of JCP Holdings and the managing member of JCP Management, Mr. Pappas may be deemed to beneficially own the 2,286,670 shares of Common Stock owned in the aggregate by JCP Partnership and JCP Single-Asset.

As of the date hereof, Mr. Frazier beneficially owns 40,000 shares of Common Stock.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

Investor Contact:

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11